Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 200	1331 Seventeenth Street, Suite 200
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2015 First Quarter Financial Results

•	Increased net income 43.5% in the first quarter 2015 as compared to the same quarter in 2014
•	Improved return on average assets to 0.98% during the quarter as compared to 0.75% in the first quarter 2014
•	Increased net interest margin to 3.84% during the quarter as compared to 3.69% in the same quarter in 2014
•	Doubled quarterly cash dividend to $0.10 per share during the quarter as compared to the first quarter 2014

DENVER, April 15, 2015 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced first quarter 2015 net income of $5.1 million or $0.24 per basic and diluted common share, an increase of $1.5 million or $0.07 per basic and diluted common share as compared to the first quarter 2014.

“We experienced significant improvement in our key operating metrics in the first quarter 2015 primarily due to continued loan and deposit growth and a strategic decision to significantly lower our cost of funds by prepaying $90 million in FHLB term advances at the end of 2014,” said Paul W. Taylor, President and CEO. “Return on average assets improved to 0.98% for the first quarter 2015 as compared to 0.75% in the first quarter 2014. Our return on average equity increased to 9.81% as compared to 7.43% in the same quarter 2014. Additionally, our net interest margin grew to 3.84% in the first quarter 2015 due to our lower funding costs and higher loan yields. We are also pleased with the continued momentum we experienced in our loan portfolio despite the higher level of payoffs received during the quarter due to the solid Colorado economy.  New loans and advances on existing commitments were $153.6 million during the first quarter 2015, reflecting the value clients place in having a locally based community bank partner.  Overall we continue to support the growth of local small and medium-sized businesses together with their owners and employees.”

The Company’s net income increased $1.5 million, or 43.5% for the first quarter 2015, as compared to the same quarter in the prior year, due to a $2.0 million improvement in interest income; a $0.5 million decline in interest expense and a $0.5 million increase in noninterest income. The $2.0 million increase in interest income was driven by a $198.5 million increase in average loans for the quarter ended March 31, 2015 combined with a $0.7 million increase in loan fees as compared to the first quarter of 2014. The $0.5 million decrease in interest expense during the first quarter 2015, as compared to the same quarter in 2014, was mostly the result of the prepayment of $90.0 million of high-cost Federal Home Loan Bank (FHLB) term advances during the fourth quarter 2014. The $0.5 million increase in noninterest income in the first quarter 2015 as compared to the first quarter 2014 was primarily due to an increase in investment management and trust income. The Company’s acquisition of Cherry Hills Investment Advisors during the third quarter 2014 contributed $0.3 million in investment management and trust income during the first quarter 2015.

Key Financial Measures

Income Statement

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

	(Dollars in thousands, except per share amounts)
Net income	$5,084	$1,215	$3,542
Earnings per common share - basic	$0.24	$0.06	$0.17
Return on average assets	0.98%	0.23%	0.75%
Return on average equity	9.81%	2.32%	7.43%
Net interest margin	3.84%	3.61%	3.69%
Efficiency ratio (1)	62.82%	64.03%	68.65%
________________

(1) The “efficiency ratio” equals noninterest expense adjusted to exclude amortization of intangible assets, prepayment penalties on long-term debt and impairment of long-lived assets divided by the sum of tax equivalent net interest income and tax equivalent noninterest income. To calculate tax equivalent net interest income and noninterest income, the interest earned on tax exempt loans and investment securities and the income earned on bank-owned life insurance has been adjusted to reflect the amount that would have been earned had these investments been subject to normal income taxation.

Balance Sheet

	March 31,	December 31,	Percent	March 31,	Percent
	2015	2014	Change	2014	Change
	(Dollars in thousands, except per share amounts)
Total investments	$452,271	$449,482	0.6%	$470,847	(3.9)%
Total loans, net of unearned loan fees	1,555,154	1,541,434	0.9%	1,362,312	14.2%
Allowance for loan losses	(22,500)	(22,490)	0.0%	(21,550)	4.4%
Total assets	2,145,452	2,124,778	1.0%	1,961,392	9.4%
Total deposits	1,721,881	1,685,324	2.2%	1,533,010	12.3%
Book value per common share	9.71	9.57	1.5%	8.99	8.0%
Tangible book value per common share	9.41	9.24	1.8%	8.72	7.9%
Equity ratio - GAAP	9.84%	9.74%	1.0%	9.94%	(1.0)%
Tangible common equity ratio	9.56%	9.43%	1.4%	9.67%	(1.1)%
Total risk-based capital ratio	13.76%	13.85%	(0.6)%	14.75%	(6.7)%
Assets under management	$706,844	$683,138	3.5%	$495,328	42.7%

Net Interest Income and Margin

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

	(Dollars in thousands)
Net interest income	$18,777	$17,680	$16,259
Average earning assets	1,980,717	1,941,028	1,787,778
Interest rate spread	3.72%	3.40%	3.49%
Net interest margin	3.84%	3.61%	3.69%
Net interest margin, fully tax equivalent	3.93%	3.69%	3.78%
Average cost of interest-bearing liabilities
(including noninterest-bearing deposits)	0.23%	0.37%	0.39%
Average cost of deposits
(including noninterest-bearing deposits)	0.16%	0.16%	0.16%

During the first quarter 2015, net interest margin increased by 23 basis points to 3.84%, as compared to the fourth quarter 2014 and increased 15 basis points, as compared to the first quarter 2014. The increase in net interest margin during the first quarter 2015 as compared to the fourth quarter 2014 was the result of an eight basis point increase in loan yield combined with a 14 basis point decrease in the cost of interest-bearing liabilities. The increase in loan yields during the first quarter 2015 as compared to the fourth quarter 2014 was largely due to fees recognized on the early payoff of loans during the same period.  The decline in the cost of interest bearing liabilities during the first quarter 2015, as compared to the fourth quarter 2014, was the result of the prepayment of $90.0 million in FHLB high-cost term advances with a weighted average yield of 3.07% in the fourth quarter 2014. As compared to the first quarter 2014, the increase in the net interest margin during the first quarter 2015 was mostly due to a 16 basis point decline in the cost of interest-bearing liabilities due to the prepayment of the FHLB term advances.

Net interest income improved $1.1 million to $18.8 million in the first quarter 2015, as compared to the fourth quarter 2014, and increased $2.5 million as compared to the first quarter 2014. The $1.1 million increase in net interest income in the first quarter 2015 as compared to the fourth quarter 2014 was due to a $0.5 million increase in interest income, primarily due to loan fees and a $0.6 million decrease in interest expense, mostly due to the prepayment of FHLB term advances. The $2.5 million increase in net interest income in the first quarter 2015, as compared to the first quarter 2014, was due to a $2.0 million increase in interest income, driven by a 14.9% increase in average loan balances and a $0.5  million decrease in interest expense,  driven by the prepayment of FHLB term advances.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014

	(In thousands)
Noninterest income:
Deposit service and other fees	$2,035	$2,358	$2,066
Investment management and trust	1,334	1,231	908
Increase in cash surrender value of
life insurance	408	418	293
Gain on sale of securities	-	-	25
Gain on sale of SBA loans	280	447	137
Other	58	408	229
Total noninterest income	$4,115	$4,862	$3,658

Noninterest income increased $0.5 million to $4.1 million as compared to $3.7 million in the first quarter 2014 and decreased $0.7 million from $4.9 million in the fourth quarter 2014.

The $0.5 million increase in noninterest income in the first quarter 2015, as compared to the same quarter in 2014, was mostly due to a $0.4 million increase in investment management and trust income. The Company’s acquisition of Cherry Hills Investment Advisors during the third quarter 2014 contributed $0.3 million to the increase in investment management and trust income during the first quarter 2015. At acquisition, Cherry Hills Investment Advisors had assets under management of $178.5 million.  As compared to the fourth quarter 2014, noninterest income decreased $0.7 million primarily due to a $0.3 million decrease in deposit service and other fees; a $0.4 million decrease in other noninterest income, due to non-recurring income received in the fourth quarter 2014; and a $0.2 million decrease in gains on sale of SBA loans.

Total assets under management at March 31, 2015 were $706.8 million, an increase of $211.5 million, or 42.7% as compared to March 31, 2014.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014

	(In thousands)
Noninterest expense:
Salaries and employee benefits	$8,604	$8,434	$8,075
Occupancy expense	1,697	1,544	1,548
Furniture and equipment	730	698	695
Amortization of intangible assets	495	654	591
Other real estate owned	41	142	56
Insurance and assessment	565	576	580
Professional fees	829	927	892
Prepayment penalty on debt extinguishment	-	5,459	-
Impairment of long-lived assets	-	76	-
Other general and administrative	2,309	2,524	2,201
Total noninterest expense	$15,270	$21,034	$14,638

Noninterest expense decreased $5.8 million to $15.3 million as compared to $21.0 million in the fourth quarter 2014 and increased $0.6 million from $14.6 million in the first quarter 2014. The Company’s tax equivalent efficiency ratio improved 121 basis points to 62.82% for the quarter ended March 31, 2015 as compared to 64.03% for the quarter ended December 31, 2014 and improved 583 basis points as compared to 68.65% for the quarter ended March 31, 2014.

The primary cause for the $5.8 million decrease in noninterest expense in the first quarter 2015 as compared to the fourth quarter 2014 was due to a prepayment penalty of $5.5 million incurred in connection with the prepayment of FHLB term advances in the fourth quarter 2014. Salaries and employee benefits increased $0.2 million in the first quarter 2015 as compared to the fourth quarter 2014, mostly due to increased payroll taxes as a result of the timing of the payroll cycle.

The $0.6 million increase in noninterest expense in the first quarter 2015 as compared to the first quarter 2014 included a $0.3 million increase in salaries and a $0.3 million increase in equity compensation expense. The primary driver for the increase in salaries was an increase of 6.2 average full-time equivalent employees in the first quarter 2015 as compared to the first quarter 2014. The increase in equity compensation expense was primarily due to an increase in average unvested shares outstanding during the first quarter 2015 as compared to the same quarter in 2014.

Balance Sheet

	March 31,	December 31,	Percent	March 31,	Percent
	2015	2014	Change	2014	Change
	(Dollars in thousands)
Total assets	$2,145,452	$2,124,778	1.0%	$1,961,392	9.4%
Average assets, quarter-to-date	2,108,766	2,067,371	2.0%	1,907,779	10.5%
Total loans, net of unearned loan fees	1,555,154	1,541,434	0.9%	1,362,312	14.2%
Total deposits	1,721,881	1,685,324	2.2%	1,533,010	12.3%

Equity ratio - GAAP	9.84%	9.74%	1.0%	9.94%	(1.0)%
Tangible common equity ratio	9.56%	9.43%	1.4%	9.67%	(1.1)%

At March 31, 2015, the Company had total assets of $2.1 billion, reflecting a $20.7 million increase compared to December 31, 2014 and a $184.1 million increase compared to March 31, 2014. The increase in total assets during the quarter ended March 31, 2015 includes a $13.7 million increase in loans, a $5.3 million increase in bank-owned life insurance (BOLI) and a $2.8 million increase in investments. During the first quarter 2015, the Company transferred approximately $50.2 million in investments classified as “available-for-sale” to “held-to-maturity”. The increases in assets were funded by a $36.6 million increase in deposits.

The following table sets forth the amount of loans outstanding at the dates indicated:

	March 31,	December 31,	March 31,
	2015	2014	2014
	(In thousands)
Loans held for sale	$700	$-	$-
Commercial and residential real estate	1,055,219	1,049,315	904,124
Construction	72,505	66,634	67,862
Commercial	326,679	324,057	288,865
Agricultural	10,625	10,625	10,917
Consumer	60,008	60,155	60,010
SBA	27,419	30,025	30,839
Other	2,133	1,002	570
Total gross loans	1,555,288	1,541,813	1,363,187
Unearned loan fees	(134)	(379)	(875)
Loans, net of unearned loan fees	$1,555,154	$1,541,434	$1,362,312

The following table presents the changes in our loan balances at the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
	(In thousands)
Beginning balance	$1,541,434	$1,482,268	$1,438,089	$1,362,312	$1,320,424
New credit extended	95,738	106,718	93,215	107,484	96,999
Net existing credit advanced	57,900	71,815	78,829	54,169	36,492
Net paydowns and maturities	(141,983)	(119,854)	(127,633)	(87,095)	(89,611)
Charge-offs and other	2,065	487	(232)	1,219	(1,992)
Loans, net of unearned loan fees	$1,555,154	$1,541,434	$1,482,268	$1,438,089	$1,362,312

Net change - loans outstanding	$13,720	$59,166	$44,179	$75,777	$41,888

During the first quarter 2015, loans net of unearned fees increased $13.7 million, comprised of a $5.9 million increase in commercial and residential real estate, a $5.9 million increase in construction loans and a $2.6 million increase in commercial loans, partially offset by a $2.6 million decline in SBA loans. First quarter 2015 net loan growth consisted of $153.6 million in new loans and new advances on existing loans, partially offset by $142.0 million in net loan pay-downs and maturities. The net loan pay-downs and maturities during the first quarter 2015 exceeded every quarter in the prior five years. In addition to contractual loan principal payments and maturities, the first quarter 2015 included $41.5 million in early payoffs related to the sale of the borrower’s assets, $18.8 million in pay-downs related to revolving line of credit fluctuations, $9.8 million in pay-downs of energy-related loans, $6.6 million in early payoffs of jumbo mortgages and $2.4 million in pay-downs on classified or watch loans.

For the twelve months ended March 31, 2015, loans net of unearned fees increased by $192.8 million, or 14.2%. Net loan growth was comprised of a $151.1 million increase in commercial and residential real estate loans and a $37.8 million increase in commercial loans. The growth in loans was both the result of development of new customer relationships and growth in existing customer relationships. The utilization rate on commercial lines of credit was 37.8% at March 31, 2015 as compared to 41.0% at December 31, 2014 and 40.7% at March 31, 2014. At March 31, 2015, our energy portfolio was $45.3 million, or less than 3.0% of our total loan portfolio, and was comprised primarily of exploration and production loans, with relatively equal exposure to oil and gas. In addition, at March 31, 2015, 1-4 family residential real estate loans grew $33.0 million to $262.0 million as compared to $229.0 million at March 31, 2014 mostly due to growth in jumbo mortgage loans.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	March 31,	December 31,	March 31,
	2015	2014	2014
	(In thousands)
Noninterest-bearing demand	$659,765	$654,051	$573,653
Interest-bearing demand and NOW	356,573	326,748	327,395
Money market	370,705	374,063	332,869
Savings	141,948	138,588	119,416
Time	192,890	191,874	179,677
Total deposits	$1,721,881	$1,685,324	$1,533,010

Non-maturing deposits increased $35.5 million in the first quarter 2015 as compared to the fourth quarter 2014, and increased $175.7 million, or 13.0%, as compared to the first quarter 2014. At March 31, 2015, noninterest bearing deposits as a percentage of total deposits was 38.3% as compared to 38.8% at December 31, 2014 and 37.4% at March 31, 2014.

During the first quarter 2015, securities sold under agreements to repurchase decreased by $9.6 million as compared to December 31, 2014 and decreased by $3.1 million as compared to March 31, 2014.

Total FHLB borrowings were $148.6 million at March 31, 2015 consisting of $128.6 million of overnight advances on our line of credit and a $20.0 million term note. At December 31, 2014, total FHLB borrowings consisted of $140.3 million in overnight advances and $20.0 million in term advances.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and our subsidiary bank, Guaranty Bank and Trust Company (“Bank”) as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at March 31, 2015	Ratio at December 31, 2014	Minimum Capital Requirement at March 31, 2015	Minimum Requirement for "Well-Capitalized" Institution at March 31, 2015
Common Equity Tier 1 Risk-Based Capital Ratio
Consolidated	11.32%	N/A	4.50%	N/A
Guaranty Bank and Trust Company	12.46%	N/A	4.50%	6.50%

Tier 1 Risk-Based Capital Ratio
Consolidated	12.54%	12.60%	6.00%	N/A
Guaranty Bank and Trust Company	12.46%	12.33%	6.00%	8.00%

Total Risk-Based Capital Ratio
Consolidated	13.76%	13.85%	8.00%	N/A
Guaranty Bank and Trust Company	13.67%	13.58%	8.00%	10.00%

Leverage Ratio
Consolidated	11.09%	11.10%	4.00%	N/A
Guaranty Bank and Trust Company	11.02%	10.86%	4.00%	5.00%

The increases in the Bank’s total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage ratio from December 31, 2014 to March 31, 2015 were primarily attributable to net income recorded in the first quarter 2015, partially offset by changes in risk-weighted assets including new risk-weightings as a result of the final rule on Enhanced Regulatory Capital Standards, commonly referred to as Basel III which became effective in the first quarter of 2015. The consolidated total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage ratio decreased from December 31, 2014 to March 31, 2015 mostly due to certain adjustments to consolidated total risk-based capital and Tier 1 risk-based capital required under Basel III.

Asset Quality

The following table presents select asset quality data as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
	(Dollars in thousands)
Nonaccrual loans and leases	$13,266	$12,617	$13,237	$13,884	$14,605
Accruing loans past due 90 days or more (1)	-	-	-	-	-

Total nonperforming loans (NPLs)	$13,266	$12,617	$13,237	$13,884	$14,605
Other real estate owned and foreclosed assets	2,175	2,175	3,526	4,373	4,419

Total nonperforming assets (NPAs)	$15,441	$14,792	$16,763	$18,257	$19,024

Total classified assets	$28,637	$27,271	$32,578	$35,010	$27,176

Accruing loans past due 30-89 days (1)	$8,368	$1,381	$458	$1,236	$432

Charged-off loans	$49	$73	$80	$63	$407
Recoveries	(82)	(214)	(278)	(644)	(958)
Net charge-offs	$(33)	$(141)	$(198)	$(581)	$(551)

Provision (credit) for loan losses	$(23)	$(1)	$(3)	$24	$(6)

Allowance for loan losses	$22,500	$22,490	$22,350	$22,155	$21,550

Selected ratios:
NPLs to loans, net of unearned loan fees (2)	0.85%	0.82%	0.89%	0.97%	1.07%
NPAs to total assets	0.72%	0.70%	0.81%	0.90%	0.97%
Allowance for loan losses to NPLs	169.61%	178.25%	168.84%	159.57%	147.55%
Allowance for loan losses to loans, net of
unearned loan fees (2)	1.45%	1.46%	1.51%	1.54%	1.58%
Loans 30-89 days past due to loans, net of
unearned loan fees (2)	0.54%	0.09%	0.03%	0.09%	0.03%
Texas ratio (3)	6.07%	6.01%	6.89%	7.60%	8.11%
Classified asset ratio (4)	11.26%	11.08%	13.39%	14.58%	11.59%

______________________________________

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2)Loans, net of unearned loan fees, exclude loans held for sale.

(3)Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.

(4)Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans held for investment by class as of the dates indicated:

March 31, 2015	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$7,154	$-	$11,592	$18,746	$1,055,127
Construction	-	-	986	986	72,499
Commercial	882	-	-	882	326,651
Consumer	91	-	536	627	60,003
Other	241	-	152	393	40,174
Total	$8,368	$-	$13,266	$21,634	$1,554,454

December 31, 2014	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$92	$-	$11,872	$11,964	$1,049,057
Construction	-	-	-	-	66,618
Commercial	1,080	-	18	1,098	323,977
Consumer	66	-	559	625	60,140
Other	143	-	168	311	41,642
Total	$1,381	$-	$12,617	$13,998	$1,541,434

During the first quarter 2015, nonperforming assets increased by $0.6 million from December 31, 2014 and decreased $3.6 million from March 31, 2014. The increase in nonperforming assets during the first quarter 2015 was primarily the result of the transfer of a $1.0 million construction loan to nonaccrual status. Nonperforming loans at March 31, 2015 include one out-of-state loan participation with a balance of $9.8 million.

The increase in 30-89 day past due loans during the first quarter 2015, as compared to the fourth quarter 2014, was mostly due to a $6.2 million performing loan that was subsequently renewed in April 2015.

At March 31, 2015, classified assets represent 11.3% of bank-level Tier 1 Risk-based Capital plus allowance for loan losses as compared to 11.1% at December 31, 2014 and 11.6% at March 31, 2014. The increase in this ratio during the first quarter 2015 was primarily the result of the downgrade of the $1.0 million construction loan outlined above.

Net recoveries in the first quarter 2015 were immaterial as compared to net recoveries of $0.1 million in the fourth quarter 2014 and net recoveries of $0.6 million in the first quarter 2014. The coverage ratio, defined as allowance for loan losses divided by nonperforming loans, decreased from 178.3% at December 31, 2014 to 169.6% at March 31, 2015. The decrease in the coverage ratio during the first quarter 2015 reflects the transfer of the $1.0 million construction loan to nonaccrual status outlined above during the quarter.

During the quarters ended March 31, 2015 and December 31, 2014 the Company recorded immaterial credit provisions for loan losses. The Company considered recoveries, improvement in nonperforming loans, as well as loan growth when determining the adequacy of the allowance for loan losses and the resulting amount of loan loss provision to be recognized during the same quarter.

Shares Outstanding

As of March 31, 2015, the Company had 21,738,501 shares of common stock outstanding, consisting of 20,719,501 shares of voting common stock, of which 676,017 shares were in the form of unvested stock awards, and 1,019,000 shares of non-voting common stock.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, pre-tax operating earnings adjusted for (if any) provision (credit) for loan losses, OREO expenses, debt termination expense, impairments of long-lived assets, acquisition, reorganization and integration costs and securities gains and losses.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP pre-tax operating earnings to GAAP net income before income taxes as of the dates indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

	(Dollars in thousands, except per share amounts)
Income before income taxes	$7,645	$1,509	$5,285
Adjusted for:
Provision (credit) for loan losses	(23)	(1)	(6)
Expenses (gains) related to other real
estate owned, net	41	142	56
Prepayment penalty on long term debt	-	5,459	-
Impairment of long-lived assets	-	76	-
Gain on sale of securities	-	-	(25)
Pre-tax operating earnings	$7,663	$7,185	$5,310

Weighted basic average common
shares outstanding:	21,037,325	20,968,551	20,936,295
Fully diluted average common
shares outstanding:	21,165,433	21,114,680	21,028,722

Pre-tax operating earnings per common
share–basic:	$0.36	$0.34	$0.25
Pre-tax operating earnings per common
share–diluted:	$0.36	$0.34	$0.25

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share
	March 31,	December 31,	March 31,
	2015	2014	2014
	(Dollars in thousands, except per share amounts)
Total stockholders' equity	$211,137	$206,939	$195,029
Less: Intangible assets	(6,659)	(7,154)	(5,939)
Tangible common equity	$204,478	$199,785	$189,090

Number of common shares outstanding	21,738,501	21,628,873	21,696,107

Book value per common share	$9.71	$9.57	$8.99
Tangible book value per common share	$9.41	$9.24	$8.72

Tangible Common Equity Ratio
	March 31,	December 31,	March 31,
	2015	2014	2014
	(Dollars in thousands)
Total stockholders' equity	$211,137	$206,939	$195,029
Less: Intangible assets	(6,659)	(7,154)	(5,939)
Tangible common equity	$204,478	$199,785	$189,090

Total assets	$2,145,452	$2,124,778	$1,961,392
Less: Intangible assets	(6,659)	(7,154)	(5,939)
Tangible assets	$2,138,793	$2,117,624	$1,955,453

Equity ratio - GAAP (total stockholders'
equity / total assets)	9.84%	9.74%	9.94%
Tangible common equity ratio (tangible
common equity / tangible assets)	9.56%	9.43%	9.67%

About Guaranty Bancorp

Guaranty Bancorp is a $2.1 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates, including the impact of global and national economic conditions on our local economy; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; failure to recognize expected cost savings; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K/A filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	March 31,	December 31,	March 31,
	2015	2014	2014
	(In thousands)
Assets
Cash and due from banks	$31,649	$32,441	$35,311

Securities available for sale, at fair value	295,700	346,146	399,679
Securities held to maturity	141,969	88,514	54,021
Bank stocks, at cost	14,602	14,822	17,147
Total investments	452,271	449,482	470,847

Loans held for sale	700	-	-

Loans, held for investment, net of unearned loan fees	1,554,454	1,541,434	1,362,312
Less allowance for loan losses	(22,500)	(22,490)	(21,550)
Net loans, held for investment	1,531,954	1,518,944	1,340,762

Premises and equipment, net	48,400	45,937	47,538
Other real estate owned and foreclosed assets	2,175	2,175	4,419
Other intangible assets, net	6,659	7,154	5,939
Bank owned life insurance	47,795	42,456	31,652
Other assets	23,849	26,189	24,924
Total assets	$2,145,452	$2,124,778	$1,961,392

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$659,765	$654,051	$573,653
Interest-bearing demand and NOW	356,573	326,748	327,395
Money market	370,705	374,063	332,869
Savings	141,948	138,588	119,416
Time	192,890	191,874	179,677
Total deposits	1,721,881	1,685,324	1,533,010
Securities sold under agreement to repurchase and
federal funds purchased	23,922	33,508	27,045
Federal Home Loan Bank term notes	20,000	20,000	110,000
Federal Home Loan Bank line of credit borrowing	128,600	140,300	63,017
Subordinated debentures	25,774	25,774	25,774
Securities purchased, not yet settled	2,284	-	-
Interest payable and other liabilities	11,854	12,933	7,517
Total liabilities	1,934,315	1,917,839	1,766,363

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	710,241	709,365	706,973
Accumulated deficit	(393,193)	(396,172)	(402,998)
Accumulated other comprehensive loss	(2,466)	(3,127)	(6,111)
Treasury stock	(103,445)	(103,127)	(102,835)
Total stockholders’ equity	211,137	206,939	195,029
Total liabilities and stockholders’ equity	$2,145,452	$2,124,778	$1,961,392

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2015	2014

	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$16,806	$14,734
Investment securities:
Taxable	2,123	2,332
Tax-exempt	702	645
Dividends	222	169
Federal funds sold and other	1	1
Total interest income	19,854	17,881
Interest expense:
Deposits	668	580
Securities sold under agreement to repurchase and
federal funds purchased	11	8
Borrowings	199	836
Subordinated debentures	199	198
Total interest expense	1,077	1,622
Net interest income	18,777	16,259
Provision (credit) for loan losses	(23)	(6)
Net interest income, after provision for loan losses	18,800	16,265
Noninterest income:
Deposit service and other fees	2,035	2,066
Investment management and trust	1,334	908
Increase in cash surrender value of life insurance	408	293
Gain on sale of securities	-	25
Gain on sale of SBA loans	280	137
Other	58	229
Total noninterest income	4,115	3,658
Noninterest expense:
Salaries and employee benefits	8,604	8,075
Occupancy expense	1,697	1,548
Furniture and equipment	730	695
Amortization of intangible assets	495	591
Other real estate owned, net	41	56
Insurance and assessments	565	580
Professional fees	829	892
Other general and administrative	2,309	2,201
Total noninterest expense	15,270	14,638
Income before income taxes	7,645	5,285
Income tax expense	2,561	1,743
Net income	$5,084	$3,542

Earnings per common share–basic:	$0.24	$0.17
Earnings per common share–diluted:	0.24	0.17

Dividend declared per common share:	$0.10	$0.05

Weighted average common shares outstanding-basic:	21,037,325	20,936,295
Weighted average common shares outstanding-diluted:	21,165,433	21,028,722

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average
	March 31,	December 31,	March 31,
	2015	2014	2014

	(In thousands)
Assets
Interest earning assets
Loans, net of unearned loan fees	$1,529,619	$1,481,748	$1,331,154
Securities	448,764	452,200	454,442
Other earning assets	2,334	7,080	2,182
Average earning assets	1,980,717	1,941,028	1,787,778
Other assets	128,049	126,343	120,001
Total average assets	$2,108,766	$2,067,371	$1,907,779

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$647,184	$637,551	$548,272
Interest-bearing deposits	1,045,330	1,034,401	960,442
Average deposits	1,692,514	1,671,952	1,508,714
Other interest-bearing liabilities	192,618	175,203	196,182
Other liabilities	13,524	12,192	9,434
Total average liabilities	1,898,656	1,859,347	1,714,330
Average stockholders’ equity	210,110	208,024	193,449
Total average liabilities and stockholders’ equity	$2,108,766	$2,067,371	$1,907,779